EXHIBIT 4.2

                 OVERRIDING ROYALTY CONVEYANCE



                    Dated February 27, 1989



                            Between


                  BP EXPLORATION (ALASKA) INC.
                          ("Grantor")


                              and


                    THE STANDARD OIL COMPANY
                          ("Grantee")



RECORD THIS INSTRUMENT IN THE BARROW RECORDING DISTRICT.

BP EXPLORATION (ALASKA) INC. (a) was formerly known as (1) STANDARD ALASKA PRODUCTION COMPANY, (2) SOHIO ALASKA PETROLEUM COMPANY, (3) SOHIO NATURAL RESOURCES COMPANY, and (4) SOHIO PETROLEUM COMPANY and (b) is successor-in-interest by merger to (1) BP ALASKA EXPLORATION INC. and (2) BP OIL CORPORATION (which was formerly known as BP EXPLORATION U.S.A. INC.); please index all eight of these names in the Grantor Index. THE STANDARD OIL COMPANY is known in Alaska as SOCO INC.; please index both of these names in the Grantee Index.

THE LANDS AFFECTED BY THIS INSTRUMENT ARE DESCRIBED IN EXHIBIT A ATTACHED
    HERETO.

ADDRESSES OF THE PARTIES TO THIS INSTRUMENT ARE SET FORTH IN SECTION 10.4 OF
    THIS INSTRUMENT.

RETURN THIS INSTRUMENT TO:  GUESS & RUDD
                            510 L Street, Suite 700
                            Anchorage, Alaska 99501
                            Attention:  Joseph J. Perkins, Jr.

                 OVERRIDING ROYALTY CONVEYANCE


    THIS INSTRUMENT OF CONVEYANCE, dated the 27th day of February, 1989, between BP Exploration (Alaska) Inc., a Delaware corporation (Grantor), and The Standard Oil Company, an Ohio corporation known as SOCO Inc. (Grantee).

                          WITNESSETH:

    WHEREAS, Grantor desires to grant to Grantee an overriding royalty interest (as hereinafter more fully defined, called the "Royalty Interest") from and out of the Subject Interests and to transfer and convey the Royalty Interest unto Grantee as of the Effective Date herein provided, to the end and effect that the Royalty Interest shall burden and apply to the Subject Interests as of such Effective Date; and

    WHEREAS, Grantee desires to accept such Royalty Interest;

    NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements herein contained, the parties agree as follows:

                          ARTICLE ONE

                   DEFINITIONS AND REFERENCES

    Average Per Barrel Royalty for any calendar quarter shall be the average of the Per Barrel Royalty for each of the days in such calendar quarter and in the three preceding calendar quarters. With respect to the first three calendar quarters after the Effective Date, the Average Per Barrel Royalty shall be calculated for any preceding quarter as if the Royalty interest had been conveyed to Grantee prior to the beginning of the earliest preceding calendar quarter necessary to obtain an average of the present calendar quarter and the three preceding calendar quarters, using Chargeable Costs equal to $4.50 per Barrel and a Cost Adjustment Factor of 1.0 for calendar quarters prior to the Effective Date.

    Barrel shall mean 42 United States gallons corrected to 60 degrees Fahrenheit temperature in accordance with ASTM-IP Petroleum Measurements Tables, American Edition, ASTM Designation D-1250, and with deductions for full basic sediment and water content as determined by recognized API standards.

    BP shall mean The British Petroleum Company, p.l.c., an English company whose principal office is at Britannic House, Moor Lane, London EC2Y 9BU England.

    Business Day shall mean any day that is not a Saturday, Sunday, a holiday determined by the New York Stock Exchange as "affecting 'ex' dates" or any other day on which banking institutions in New York, New York, or in any other city where the principal corporate trust office of the Trustee may be located, are closed as authorized or required by law.

    Chargeable Costs shall have the meaning stated in Section 4.4.

    Consumer Price Index shall have the meaning stated in Section 4.5.

    Conveyance shall mean this overriding royalty conveyance.

    Cost Adjustment Factor shall have the meaning stated in Section 4.5.

    Current Reserves shall mean the Proved Reserves as of December 31, 1987, which is 2,035.6 million Stock Tank Barrels.

    Effective Date shall mean 12:01 o'clock A.M. Alaska Time Zone on February 28, 1989. The calendar quarter in which the Effective Date occurs shall be deemed the first calendar quarter.

    Equivalent Financial Standing shall mean a Person having a rating assigned to outstanding unsecured, unsupported long term debt from Moody's Investors Service of at least A3 or from Standard & Poor's Corporation of at least A- or an equivalent rating from at least one nationally-recognized statistical rating agency, after giving effect to the sale or transfer to such Person of all or substantially all of the Subject Interests and the assumption by such Person of all of Grantor's obligations under this Conveyance.

    Gas Cap Area Participation shall have the meaning stated in the Prudhoe Bay Unit Operating Agreement.

    Gas Cap Participating Area shall have the meaning stated in the Prudhoe Bay Unit Agreement.

    Grantee shall mean The Standard Oil Company, an Ohio corporation, while it owns all or any part of or Interest in the Royalty Interest and any other Person or Persons who acquire legal title to all or any part of or interest in the Royalty Interest. The Standard Oil Company is known in Alaska as SOCO INC.

    Grantor shall mean BP Exploration (Alaska) Inc., a Delaware corporation while it owns all or any part of or interest in the Subject Interests and any other Person or Persons who acquire all or any part of or interest in the Subject Interests. BP Exploration (Alaska) Inc. (a) was formerly known as (i) Standard Alaska Production Company, (ii) Sohio Alaska Petroleum Company, (iii) Sohio Natural Resources Company and (iv) Sohio Petroleum Company and (b) is successor-in-interest by merger to (i) BP Alaska Exploration Inc. and (ii) BP Oil Corporation (which was formerly known as BP Exploration U.S.A. Inc.).

    Independent Accountants shall mean such firm of independent certified public accountants as may be designated by Grantee and approved by Grantor in the exercise of its reasonable business judgment, except that Grantee may not designate the firm of independent certified public accountants then utilized by Grantor.

    Independent Petroleum Engineers shall mean Miller and Lents, Ltd. or such other firm of independent petroleum engineers as may be designated by Grantee and approved by Grantor in the exercise of its reasonable business judgment.

    Interest Rate shall mean a varying rate per annum equal to the interest rate publicly announced in New York City by The Bank of New York from time to time as its prime commercial lending rate.

    Lands shall mean the lands described in Exhibit A.

    Lease shall mean and include an oil and gas lease described in Exhibit A issued by the State of Alaska and any new oil and gas leases which may be acquired by or for the benefit of Grantor on any Lands within one year after the expiration of the applicable oil and gas lease or leases described in Exhibit A covering such Lands or any subsequent lease covering such Lands and in each case shall include, but not by way of limitation, the entire leasehold estate, working interest and operating rights and all and any other interests of Grantor, together with all rights, privileges and appurtenances related thereto and all and any extensions or renewals thereof.

    Lessor's Royalty shall mean the royalty reserved to the State of Alaska as lessor pursuant to each Lease.

    Lower Lower Net Profits Royalty Interest shall mean that portion of the Net Profits Royalty Interest conveyed to The Standard Oil Company by that certain Instrument of Conveyance and Assignment by and between BP Alaska Inc. and The Standard Oil Company dated June 18, 1987, and subsequently conveyed to BP Exploration (Alaska) Inc. by that certain Lower Lower NPRI Conveyance between The Standard Oil Company and BP Exploration (Alaska) Inc. dated February 27, 1989, and merged into the leasehold estates of BP Exploration (Alaska) Inc. in the leases described therein.

    Minimum Per Barrel Royalty shall be $8.92 per Barrel, as more fully described in Section 4.7.

    Minimum Royalty Period shall mean the period ending September 30, 1991.

    Net Profits Royalty Interest shall mean the overriding royalty interest described in Section 2.1 of that certain instrument titled Conveyances Between BP Alaska Inc. and BP Oil Corporation, dated August 1, 1969, as amended, which overriding royalty interest comprises the Upper Net Profits Royalty Interest owned by BP Alaska Inc. on the Effective Date, the Upper Lower Net Profits Royalty Interest owned by The Standard Oil Company on the Effective Date, and the Lower Lower Net Profits Royalty Interest merged into certain leasehold estates of BP Exploration (Alaska) Inc.

    Oil shall mean (i) for so long as the Prudhoe Bay Unit Agreement and the Prudhoe Bay Unit Operating Agreement are in effect, crude oil and condensate that are produced from the Prudhoe Bay (Permo-Triassic) Reservoir and saved and allocated to the Subject Interests as Separator Liquid Production (as defined in the Prudhoe Bay Unit Operating Agreement) from the Oil Rim Participating Area and the Gas Cap Participating Area of the Prudhoe Bay Unit and taken in kind or otherwise disposed of by Grantor in accordance with the Prudhoe Bay Unit Agreement and the Prudhoe Bay Unit Operating Agreement, and
(ii) at all times after the expiration or termination of the Prudhoe Bay Unit Agreement or the Prudhoe Bay Unit Operating Agreement, crude oil and condensate that are produced from the Prudhoe Bay (Permo-Triassic) Reservoir and saved and allocated to or otherwise attributable to the Subject Interests. All other gaseous and liquid hydrocarbons and other marketable substances produced in association with such crude oil and condensate that are recoverable from such formations or from other reservoirs in the Prudhoe Bay Unit and allocated to or otherwise attributable to the Subject Interests, including natural gas liquids, shall be excluded.

    Oil Rim Area Participation shall have the meaning stated in the Prudhoe Bay Unit Operating Agreement.

    Oil Rim Participating Area shall have the meaning stated in the Prudhoe Bay Unit Agreement.

    Per Barrel Royalty shall have the meaning stated in Section 4.2.

    Person shall mean any individual, corporation, partnership, trust, estate or other entity, organization or association.

    Production Taxes shall mean the sum of any severance taxes, excise taxes (including windfall profit tax), sales taxes, value added taxes or other similar or direct taxes imposed upon the reserves or production, delivery or sale of Royalty Production, as specified and calculated in Section 4.6.

    Proved Reserves shall mean Grantor's estimate (to the extent that such estimate has been determined to be reasonable by the Independent Petroleum Engineers pursuant to Section 4.8 (d), unless Grantee has waived in writing its right pursuant to Section 4.8 (d) to cause the Independent Petroleum Engineers to determine whether Grantor's estimate of Proved Reserves is reasonable) of the quantities of crude oil and condensate that (i) geological and engineering data demonstrate with reasonable certainty to be recoverable in future years under existing economic and operating conditions (i.e. prices and costs as of the date the estimate is made; prices shall include consideration of changes in existing prices provided only by contractual arrangements, but not price escalations based on future conditions) from the Prudhoe Bay (Permo-Triassic) Reservoir in the Prudhoe Bay Unit and (ii) will be allocated to the Subject Interests as Separator Liquid Production (as defined in the Prudhoe Bay Unit Operating Agreement) from the Oil Rim Participating Area and the Gas Cap Participating Area of the Prudhoe Bay Unit pursuant to the terms and provisions of the Prudhoe Bay Unit Agreement and the Prudhoe Bay Unit Operating Agreement. In estimating the Proved Reserves, Grantor will be guided by the following principles:

    (i) Reservoirs are considered proved if economic productibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes (a) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any, and (b) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

    (ii) Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the "proved" classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

    (iii)  Estimates of proved reserves do not include the following:

        (a) oil that may become available from known reservoirs but is classified separately as "indicated additional reserves";

        (b) crude oil and condensate the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors;

        (c) crude oil and condensate that may occur in undrilled prospects;

        (d) crude oil and condensate that may be recovered from oil shales, coal, gilsonite and other such sources.

    Prudent Standard shall have the meaning stated in Section 7.1.

    Prudhoe Bay (Permo-Triassic) Reservoir shall have the meaning stated in the Prudhoe Bay Unit Agreement.

    Prudhoe Bay Unit is the oil and gas unit situated on the North Slope of Alaska in which the Subject Interests have been heretofore unitized for the production of oil and gas.

    Prudhoe Bay Unit Agreement shall mean the agreement dated April 1, 1977, as amended, among the State of Alaska and the Prudhoe Bay Unit Working Interest Owners (as defined in said agreement) establishing the Prudhoe Bay Unit.

    Prudhoe Bay Unit Operating Agreement shall mean the agreement dated April 1, 1977, as amended, among the Prudhoe Bay Unit Working Interest Owners (as defined in said agreement) governing Prudhoe Bay Unit operations.

    Quarterly Record Date shall mean the fifteenth day of each January, April, July and October; provided, however, that if such day is not a Business Day then the Quarterly Record Date shall be the next Business Day after such day and provided further that if Grantor is notified by Grantee that it has determined that a different date is required to comply with applicable law or the rules and regulations of any stock exchange on which the units of beneficial interest of the Trust are listed, it means such different date.
The first Quarterly Record Date shall be April 17, 1989.

    Redetermination Settlement Agreement shall mean that certain agreement titled Redetermination Settlement Agreement among ARCO Alaska, Inc., Exxon Corporation, Sohio Alaska Petroleum Company and BP Alaska Exploration Inc., dated June 30, 1982.

    Royalty Interest shall mean the overriding royalty interest described in
Section 2.1.

    Royalty Production for each day in a calendar quarter shall be 16.4246% of the lesser of (1) the first 90,000 Barrels of Grantor's actual average daily production of Oil for such quarter and (2) Grantor's actual average daily production of Oil for such quarter. Grantor's actual average daily production of Oil for any calendar quarter shall be the total production of Oil for such quarter, net of Lessor's Royalty, divided by the number of days in such quarter.

    Royalty Statement means the statement prepared by Grantor for delivery to Grantee pursuant to Section 4.8(f).

    Stock Tank Barrel means a Barrel of stabilized Oil at a temperature of 60 degrees Fahrenheit and pressure of 14.7 psia.

    Subject Interests shall mean each kind and character of right, title, claim or interest owned by Grantor in the Leases insofar as the Leases affect the Lands, as such Subject Interests are now affected by the Prudhoe Bay Unit Agreement, the Prudhoe Bay Unit Operating Agreement, the Redetermination Settlement Agreement and the Net Profits Royalty interest (excluding the Lower Lower Net Profits Royalty interest), and as such Subject Interests are now or may later be affected by applicable law, judicial decree, arbitration, redetermination or actions of governmental agencies having jurisdiction in the matter.

    Trust shall mean the BP Prudhoe Bay Royalty Trust, a business trust under the Delaware Trust Act administered under the terms of the BP Prudhoe Bay Royalty Trust Agreement among The Standard Oil Company, BP Exploration (Alaska) Inc., The Bank of New York, Trustee, and F. James Hutchinson, Co-Trustee, dated February 28, 1989.

    Trustee shall mean, at the time of determination, the Trustee of the Trust other than the Co-Trustee thereunder or any ancillary trustee.

    Upper Lower Net Profits Royalty Interest shall mean that portion of the Net Profits Royalty Interest conveyed to The Standard Oil Company by that certain Instrument of Conveyance and Assignment by and between BP Alaska Inc. and The Standard Oil Company dated June 18, 1987, but not subsequently conveyed to BP Exploration (Alaska) Inc. by that certain Lower Lower NPRI Conveyance between The Standard Oil Company and BP Exploration (Alaska) Inc. dated February 27, 1989.

    Upper Net Profits Royalty Interest shall mean that portion of the Net Profits Royalty Interest not conveyed to The Standard Oil Company by that certain Instrument of Conveyance and Assignment by and between BP Alaska Inc. and The Standard Oil Company dated June 18, 1987.

    WTI Price shall have the meaning stated in Section 4.3.

    All references to Articles, Sections or other subdivisions refer to the corresponding Articles, Sections and other subdivisions of this Conveyance, and the words this Conveyance, herein, hereof, hereby, hereunder and words of similar import refer to this Conveyance as a whole and not to any particular Article, Section or other subdivision hereof.

                          ARTICLE TWO

                 OVERRIDING ROYALTY CONVEYANCE

    Section 2.1 Conveyance. Grantor, for and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration to it paid by Grantee, the receipt and sufficiency of which are hereby acknowledged, has bargained, sold, granted, conveyed, transferred, assigned, set over and delivered, and by these presents does hereby bargain, sell, grant, convey, transfer, assign, set over and deliver unto Grantee an overriding royalty interest (the Royalty Interest) consisting of the right to receive a Per Barrel Royalty for each Barrel of Royalty Production, if, as and when there is Royalty Production, as more fully provided herein. Grantee shall have no right to take Oil in kind.

    TO HAVE AND TO HOLD the Royalty Interest unto Grantee, its successors and assigns, for the term set forth in Section 10.2; subject, however, to the terms and provisions of this Conveyance.

                         ARTICLE THREE

                            PAYMENT

    Section 3.1 Payment. The aggregate payments from Grantor to Grantee under the Royalty Interest for any calendar quarter will equal, except for the first calendar quarter as set forth in Section 4.1, the sum of the product for each day of such calendar quarter of (1) the Royalty Production and (2) the Per Barrel Royalty; provided that the total payment under the Royalty Interest for any calendar quarter (including any quarter during the Minimum Royalty Period) shall not be (1) less than zero or (2) more than the aggregate value of the total production of Oil for such calendar quarter, net of Lessor's Royalty and less the value of any applicable payments made to the owners of the Net Profits Royalty Interest (excluding the Lower Lower Net Profits Royalty Interest).

    Grantor hereby agrees to pay to Grantee on the Quarterly Record Date following the end of each calendar quarter all payments that are then due to Grantee under the Royalty Interest in respect of such calendar quarter (including, without limitation, all payments, if any, that are due pursuant to the Minimum Per Barrel Royalty provisions of Section 4.7). Grantor will make all payments due to Grantee by wire transfer (or such other manner as Grantor and Grantee may agree) to an account designated by Grantee in finally collected same day funds.

    Section 3.2 Overpayment. If at any time Grantor inadvertently pays Grantee more than the amount due, Grantee shall not be obligated to return any such overpayment, but the amount or amounts otherwise payable to Grantee for any subsequent period or periods shall be reduced by such overpayment, plus an amount equal to the product of (i) the amount of such overpayment, (ii) the Interest Rate, and (iii) a fraction, the numerator of which is the number of days from the date of the overpayment to the date of the payment subject to reduction as a result of such overpayment, and the denominator of which is 360 days.

    Section 3.3 Underpayment. If at any time Grantor inadvertently pays Grantee less than the amount due, Grantor shall pay to Grantee, in accordance with the provisions of the next succeeding sentence, the amount of such underpayment, together with interest thereon in an amount equal to the product of (i) the amount of such underpayment, (ii) the Interest Rate, and
(iii) a fraction, the numerator of which is the number of days from the date of the underpayment to the date of the payment subject to increase as a result of such underpayment, and the denominator of which is 360 days. Grantor will make all payments due to Grantee pursuant to this Section 3.3 on the Quarterly Record Date next following the calendar quarter in which the underpayment in question is discovered by wire transfer (or such other manner as Grantor and Grantee may agree) to an account designated by Grantee in finally collected same day funds. Should Grantor knowingly fail to pay to Grantee when due the entire amount owing pursuant to Section 3.1. Grantor shall pay to Grantee interest as provided in this Section 3.3 and, in addition to and not in lieu of such interest, all damages to which Grantee shall be entitled as a result of such knowing failure to pay.

                          ARTICLE FOUR

                     COMPUTATION OF ROYALTY

    Section 4.1 Calculation of Royalty Amount. The Royalty Interest entitles Grantee to receive, for the first calendar quarter ending March 31, 1989, the sum of the product for each day in such quarter from the Effective Date to the end of such quarter of, and for each calendar quarter thereafter the sum of the product for each day in such quarter of, (1) the Royalty Production and
(2) the Per Barrel Royalty, subject to the Minimum Per Barrel Royalty provisions of Section 4.7; provided, that the payment under the Royalty Interest for any calendar quarter (including any quarter during the Minimum Royalty Period) shall not be (1) less than zero or (2) more than the aggregate value of the total production of Oil for such calendar quarter, net of Lessor's Royalty and less the value of any applicable payments made to the owners of the Net Profits Royalty Interest (excluding the Lower Lower Net Profits Royalty Interest).

    Section 4.2 Per Barrel Royalty. The Per Barrel Royalty in effect for any day shall equal the WTI Price for such day less the sum of (1) the product of the Chargeable Costs and the Cost Adjustment Factor and (2) Production Taxes.

    Section 4.3 WTI Price. WTI Price for any trading day shall mean (1) the latest price (expressed in dollars per Barrel) for West Texas intermediate crude oil of standard quality having a specific gravity of 40 degrees API for delivery at Cushing, Oklahoma (West Texas Crude), quoted for such trading day by the Dow Jones International Petroleum Report (which is published in The Wall Street Journal) or if the Dow Jones International Petroleum Report does not publish such quotes, then such price as quoted by Reuters, or if Reuters does not publish such quotes, then such price as quoted in Platt's Oilgram Price Report, or (2) if for any reason such publications do not publish such price, then the WTI Price will mean, until (1) shall again be applicable, the simple average of the daily mean prices expressed in dollars per Barrel) quoted for West Texas Crude by one major oil company, one petroleum broker and one petroleum trading company, in each case unaffiliated with Grantor. Such major oil company, petroleum broker and petroleum trading company shall have substantial United States operations and will be designated by Grantor from time to time in an officer's certificate delivered to Grantee. In the event that prices for West Texas Crude shall not be quoted so as to permit the calculation of WTI Price, West Texas Crude, for the purpose of calculating the WTI Price first for (1) and then (2) above, shall mean such other light sweet domestic crude oil of standard quality as shall be designated by Grantor in an officer's certificate delivered to Grantee and approved by Grantee in the exercise of its reasonable business judgment with appropriate allowance for transportation costs to the Gulf Coast (or other appropriate location) to equilibrate such price to the WTI Price as contemplated hereunder. The WTI Price for any day which is not a trading day shall be the WTI Price for the next preceding day which is a trading day.

    Section 4.4 Chargeable Costs. The Chargeable Costs per Barrel of Royalty Production shall be the amount set forth in the following table opposite the calendar year stated:

        For the                 Chargeable
        Year Ending             Costs Per
        December 31               Barrel

        1989                         4.50
        1990                         4.50
        1991                         4.50
        1992                         6.00
        1993                         6.75
        1994                         8.00
        1995                         8.25
        1996                         8.50
        1997                         8.85
        1998                         9.30
        1999                         9.80
        2000                        10.00
        2001                        10.75
        2002                        11.25
        2003                        11.75
        2004                        12.00
        2005                        12.25
        2006                        12.50
        2007                        12.75
        2008                        13.00
        2009                        13.25
        2010                        14.50
        2011                        16.60
        2012                        16.70
        2013                        16.80
        2014                        16.90
        2015                        17.00
        2016                        17.10
        2017                        17.20
        2018                        20.00
        2019                        23.75
        2020                        26.50
        thereafter                  increasing by
                                    $2.75 each year

   Chargeable Costs shall be subject to a maximum reduction of $1.20 per year in years subsequent to 1995 in the following circumstances, irrespective of whether the number of Proved Reserves added during any applicable period is a positive number, a negative number, or zero:

   (a)  If, by December 31, 1995, 100,000,000 or more Stock Tank Barrels
(STB) of Proved Reserves have not been added to Current Reserves (before taking into account any production therefrom) then for each year 1996 through 2000, inclusive, Chargeable Costs as set forth in the table above shall be reduced, as of January 1 in each such year, by an amount equal to the lesser of (A) $1.20 or (B) the product of $1.20 and a fraction, the numerator of which shall be the difference between 100,000,000 STB of Proved Reserves and the actual number of STB of Proved Reserves so added to Current Reserves from January 1, 1988 through December 31, 1995, and the denominator of which shall be 100,000,000 STB of Proved Reserves.

   (b) If, between January 1, 1996 and December 31, 2000, an additional 200,000,000 STB of Proved Reserves (that is, 200,000,000 STB of Proved Reserves in addition to the 100,000,000 STB of Proved Reserves that are referred to in Section 4.4 (a)) have not been added to Current Reserves (before taking into account any production therefrom) then for each year from 2001 through 2005, inclusive, Chargeable Costs as set forth in the table above shall be reduced, as of January 1 in each such year, by an amount equal to the lesser of (A) $1.20 or (B) the product of $1.20 and a fraction, the numerator of which shall be the difference between (1) 200,000,000 STB of Proved Reserves and (2) the sum of (i) the actual number of STB of Proved Reserves so added to Current Reserves from January 1, 1996 through December 31, 2000 plus
(ii) the excess, if any, of the number of STB of Proved Reserves so added to Current Reserves from January 1, 1988 through December 31, 1995 over 100,000,000 STB of Proved Reserves (provided that the sum of (i) and (ii) shall not exceed 200,000,000 STB of Proved Reserves), and the denominator of which shall be 200,000,000 STB of Proved Reserves.

   (c) The tests set forth in (i) and (ii) below shall be utilized to calculate the reduction, if any, in Chargeable Costs for the year 2006 and each year thereafter. If the calculations under both such tests produce a reduction in Chargeable Costs, the greater of such reductions shall apply. If the calculation under one of such tests produces a reduction in Chargeable Costs but the calculation under the other test does not, the calculation that produces the reduction shall apply. In applying the tests below, it is the intention of Grantor and Grantee that test (i) allow as a credit toward the 400,000,000 STB of Proved Reserves that must be added to Current Reserves during the period set forth in such test an amount equal to the excess, if any, of the number of STB of Proved Reserves added to Current Reserves prior to December 31, 2000 over 300,000,000 STB of Proved Reserves, while test (ii) sets a level of only 100,000,000 STB of Proved Reserves that must be added to Current Reserves during the period set forth in such test, but does not allow a credit for additions of STB of Proved Reserves accrued prior to December 31, 2000.

   (i) If, between January 1, 2001 and December 31, 2005, an additional 400,000,000 STB of Proved Reserves (that is, 400,000,000 STB of Proved Reserves in addition to the 100,000,000 STB of Proved Reserves that are referred to in Section 4.4(a) and the 200,000,000 STB of Proved Reserves that are referred to in Section 4.4(b)) have not been added to Current Reserves (before taking into account any production therefrom), then for the year 2006 and each year thereafter Chargeable Costs as set forth in the table above shall be reduced, as of January 1 of each such year, by an amount equal to the lesser of (A) $1.20 or (B) the product of $1.20 and a fraction, the numerator of which shall be the difference between (1) 400,000,000 STB of Proved Reserves and (2) the sum of (i) the actual number of STB of Proved Reserves so added to Current Reserves from January 1, 2001 through December 31, 2010 plus
(ii) the excess, if any, of the number of STB of Proved Reserves so added to Current Reserves from January 1, 1988 through December 31, 2000 over 300,000,000 STB of Proved Reserves (provided that the sum of (i) and (ii) shall not exceed 400,000,000 STB of Proved Reserves) and the denominator of which shall be 400,000,000 STB of Proved Reserves.

   (ii) If between January 1, 2001 and December 31, 2005, an additional 100,000,000 STB of Proved Reserves (that is, 100,000,000 STB of Proved Reserves in addition to any and all STB of Proved Reserves that are added to Current Reserves prior to January 1, 2001) have not been added to Current Reserves (before taking into account any production therefrom), then for the year 2006 and each year thereafter Chargeable Costs as set forth in the table above shall be reduced, as of January 1 of each such year, by an amount equal to the lesser of (A) $1.20 or (B) the product of $1.20 and a fraction, the numerator of which shall be the difference between 100,000,000 STB of Proved Reserves and the number of STB of Proved Reserves added to Current Reserves from January 1, 2001 through December 31, 2005 and the denominator of which shall be 100,000,000 STB of Proved Reserves.

   Grantor shall report to Grantee the amount of Proved Reserves added in any year, taking into account the reductions, if any, to Proved Reserves resulting from modifications of Grantor's estimates which were made of Proved Reserves for prior years, it being agreed that only the net amount of Proved Reserves (that is, additions net of reductions resulting from modifications of previous estimates of Proved Reserves) shall be utilized in determining whether the requisite number of STB of Proved Reserves have been added pursuant to the provisions of this Section 4.4.

   Section 4.5 Cost Adjustment Factor. The Cost Adjustment Factor shall mean the ratio of (1) the Consumer Price Index published for the most recently past February, May, August or November, as the case may be, to (2) the Consumer Price Index published most recently prior to the Effective Date, provided, however, that (a) If for any calendar quarter the average WTI Price was $18.00 or less, then in such event the Cost Adjustment Factor for such quarter shall be the Cost Adjustment Factor for the immediately preceding quarter, and (b) the Cost Adjustment Factor for any calendar quarter in which the average WTI Price exceeds $18.00, after a calendar quarter during which the average WTI Price is equal to or less than $18.00, and for each following calendar quarter in which the average WTI Price is greater than $18.00, shall be the product of (x) the Cost Adjustment Factor for the most recently past calendar quarter in which the average WTI Price is equal to or less than $18.00 and (y) a fraction, the numerator of which shall be the Consumer Price Index published for the most recently past February, May, August or November, as the case may be, and the denominator of which shall be the Consumer Price Index published for the most recently past February, May, August or November during a quarter in which the average WTI Price was equal to or less than $18.00. The Consumer Price Index shall mean the U.S. Consumer Price Index, all items and all urban consumers, U.S. city average, 1982-84 equals 100, as first published, without seasonal adjustment, by the Bureau of Labor Statistics, Department at Labor, without regard to subsequent revisions or corrections by such Bureau.

   Section 4.6 Production Taxes. Production Taxes in existence on the Effective Date or subsequently imposed shall be computed at defined statutory rates. In the case of taxes based upon wellhead or field value, WTI Price less the product of $4.50 times the Cost Adjustment Factor shall be deemed to be the wellhead or field value. At the Effective Date the Production Taxes payable with respect to the Royalty Production are the Alaska Oil and Gas Properties Production Tax ("Alaska Production Tax") and the Alaska Oil and Gas Conservation Tax ("Alaska Conservation Tax"). For the purposes of the Royalty Interest, the Alaska Production Tax shall be computed without regard to the "economic limit factor" as the greater of the "percentage of value amount" (based on the statutory rate and the wellhead value as defined above) and the "cents per barrel amount" as such terms are used with respect to such tax. Grantor hereby agrees to pay to the appropriate taxing authorities when due all Production Taxes in respect of the Royalty Interest, except those Production Taxes which Grantor is contesting in good faith and which Grantor is not required to then pay by law. As of the Effective Date, the statutory rate for the purpose of calculating the "percentage of value amount" is 15% with respect to the Alaska Production Tax and four mills per Barrel of Oil production wine respect to the Alaska Conservation Tax.

   Section 4.7 Minimum Royalty. If, with respect to any calendar quarter during the Minimum Royalty Period, the Average Per Barrel Royalty is less than $8.92 per Barrel, Grantor will make an additional payment to Grantee at the time specified in Section 3.1 equal to the sum of the product for each day of such calendar quarter of (1) the difference between the Minimum Per Barrel Royalty and the Average Per Barrel Royalty and (2) the Royalty Production; provided, that the total payments under the Royalty Interest for any calendar quarter (including any payments under this Section 4.7) shall not exceed the aggregate value of the total production of Oil for such calendar quarter, net of Lessor's Royalty and less the value of any applicable payments made to the owners of the Net Profits Royalty Interest (excluding the Lower Lower Net Profits Royalty Interest).

   Section 4.8 Information and Reports.  Grantor shall:

   (a)  provide Grantee with such information concerning the Royalty
Interest as Grantee may need and to which Grantor has access to permit Grantee
(i) to comply with any reporting or disclosure obligations of Grantee pursuant to applicable law and the requirements of any stock exchange in which the securities of Grantee are listed, (ii) to prepare Alaska, federal and other income tax returns and (iii) to prepare reports required to be forwarded by Grantee to its security holders;

   (b) provide Grantee and the Independent Accountants (the expenses of such Independent Accountants to be borne by Grantee) with access, at the office of Grantor during reasonable business hours, to inspect Grantor's books and records, which books and records shall be true and correct in all material respects and sufficient to enable the Independent Accountants to verify the correctness of the amounts paid and payable to Grantee as the owner of the Royalty Interest and to discuss with representatives of Grantor the affairs, finances and accounts of Grantor relating to the Leases and the Subject Interests; provided that Grantee and the Independent Accountants shall keep the information therein confidential except for information which Grantee is required by law to disclose;

   (c) furnish to Grantee on or before February 28 of each year a report containing all information of a nature, of a standard and in a form consistent with the requirements of the Securities and Exchange Commission respecting the inclusion of reserve and reserve valuation information in filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 and with applicable accounting rules. Such report shall set forth, among other things, Grantor's estimates of future net cash flows from Proved Reserves attributable to the Royalty Interest, the discounted present value thereof, the assumptions utilized in arriving at the estimates contained therein, and the estimate of the quantities of Proved Reserves (including reductions of Proved Reserves as a result of modification of Grantor's estimates of Proved Reserves from prior years) added to Current Reserves during the preceding year. Current Reserves shall not be reduced by production of Oil since December 31, 1987;

   (d) unless such right is waived in writing by Grantee, provide to the Independent Petroleum Engineers (the expenses of such Independent Petroleum Engineers to be borne by Grantee) all access and information which the Independent Petroleum Engineers deem necessary to determine whether the methods and procedures employed by Grantor to accumulate and evaluate the necessary information and to estimate and document the Proved Reserves and annual production rate forecasts and to prepare the report referred to in
Section 4.8 (c) are effective and in accordance with generally accepted geological and engineering practices in the petroleum industry and whether Grantor's estimate of the quantities of Proved Reserves set forth in such report are, in the aggregate, reasonable, and if not, to determine and specify that portion of Grantor's estimate of Proved Reserves that, in the opinion of the Independent Petroleum Engineers, is reasonable, it being agreed that in the event of a material disagreement with respect to the correct quantities of Proved Reserves, the opinion of the Independent Petroleum Engineers shall govern for all purposes of this Conveyance; in carrying out their investigation the Independent Petroleum Engineers may review, among other things they deem relevant, (i) Grantor's procedures for estimating and documenting Proved Reserves, (ii) Grantor's estimates of in-place reservoir volumes, (iii) Grantor's estimates of recovery factors and production profiles for the various areas, pay zones, projects and recovery processes that are included in Grantor's estimate of Proved Reserves, (iv) Grantor's production strategy and procedures for implementing that strategy, (v) the sufficiency of data available for making estimates of Proved Reserves and production profiles, and (vi) pertinent provisions of the Prudhoe Bay Unit Agreement and the Prudhoe Bay Unit Operating Agreement; provided, that, the Independent Petroleum Engineers shall keep the information so provided confidential except for information which is required by law to be disclosed;

   (e) provide Grantee on a date no later than twelve calendar days prior to each Quarterly Record Date (unless otherwise agreed by Grantee) information as to the amount to be paid to Grantee on the next Quarterly Record Date.

   (f) provide to Grantee, and to Grantee's designee, a Royalty Statement within five working days after the end of each calendar quarter which shall consist of a computation, supported by data required to perform the computations hereunder, of the amount to be paid to Grantee at the next Quarterly Record Date;

   (g) provide Grantee with such other information as Grantee may reasonably request from time to time and to which Grantor has access.

   All costs and (expenses incurred by Grantor in providing reports and information under this Conveyance shall be borne by Grantor.

   Section 4.9 Indemnification. Grantor hereby agrees to indemnify and save harmless Grantee from and against any expense (including, without limitation, the expense of suit and attorneys' fees), claim, damage, loss or liability incurred by Grantee as a result of or arising out of the information provided to Grantee by Grantor pursuant to Section 4.8 being untimely provided or incorrect or untrue or misleading in any material respect.

                          ARTICLE FIVE

                    NON-LIABILITY OF GRANTEE

   Section 5.1 Non-Expense Bearing Interest; Non-Liability of Grantee; Indemnification. It is the express intent of Grantor and Grantee that the Royalty Interest shall constitute (and this Conveyance shall conclusively be construed for all purposes as creating) a non-expense bearing interest for all purposes. Grantor and Grantee acknowledge that, pursuant to the terms of the Prudhoe Bay Unit Operating Agreement, if Grantor fails to pay any costs or expenses chargeable to Grantor under the Prudhoe Bay Unit Operating Agreement and the production of Oil is insufficient to pay such costs and expenses, then the Royalty Interest is chargeable with a pro rate portion of such cost and expenses and is subject to the enforcement against it of liens granted to the unit operators of the Prudhoe Bay Unit. However, as more fully set forth in
Section 7.2, Grantor has agreed to pay timely all costs and expenses chargeable to it pursuant to the Prudhoe Bay Unit Operating Agreement and to insure that no such costs and expenses will be chargeable against the Royalty Interest. Grantor and Grantee acknowledge that in no event shall Grantee ever be liable or responsible in any way for any expense, claim, damage, loss, obligation or liability incurred by Grantor or Grantee or others attributable to the Subject Interests or to Oil produced therefrom (including, without limitation, those incurred in connection with or attributable to the developing, exploring, drilling, equipping, testing, operating, reworking, maintaining, plugging or abandoning of any well or the storing, handling, treating or marketing of the production therefrom), and Grantor hereby agrees to indemnify and save harmless Grantee from and against any such expense (including, without limitation, the expense of suit and attorneys' fees), claim, damage, loss, obligation and liability, irrespective of whether same arises pursuant to the provisions of the Prudhoe Bay Unit Operating Agreement or otherwise.

                          ARTICLE SIX

                          UNITIZATION

   Section 6.1 Prudhoe Bay Unit. The Subject Interests have been heretofore unitized for the production of oil and gas in the Prudhoe Bay Unit. The Subject Interests are and shall be subject to the terms and provisions of the Prudhoe Bay Unit Agreement and the Prudhoe Bay Unit Operating Agreement, the Leases, and any other type of contract, conveyance, or Instrument, recorded or unrecorded, relating to the Subject Interests or Grantor's interest therein in effect at the Effective Date.

   Section 6.2 Right to Amend. Grantor shall have the right and power to alter, change, amend or terminate the Prudhoe Bay Unit Agreement, the Prudhoe Bay Unit Operating Agreement, the Leases, and any other type of contract, conveyance, or instrument, recorded or unrecorded, as heretofore or hereafter entered into, as to all or any part of the Subject Interests, upon such terms and provisions as Grantor shall in its sole discretion determine, but, if Grantor exercises such right and power in breach of the Prudent Standard, it will, and hereby agrees to, indemnify and save harmless Grantee from and against any and all expense (including, without limitation, the expense of suit and attorneys' fees), claim, damage, loss, obligation and liability incurred by Grantee as a result of or arising out of Grantor's exercise of the aforesaid right and power in breach of the Prudent Standard. If and whenever, through the exercise of such right and power, or pursuant to any law hereafter enacted or any rule, regulation or order of any governmental body or official hereafter promulgated, any of the Subject Interests are altered, changed, amended or terminated in any manner, the Royalty Interest insofar as it affects such Subject Interests shall also be altered, changed, amended or terminated, and in any such event such Royalty Interest, insofar as it is affects such Subject Interests, shall apply to and affect only the Royalty Production which is allocated to such Subject Interests, but no such alteration, change, amendment or termination shall affect the definition of Royalty Production as set forth in Article One or the method of making payments under the Royalty Interest as set forth in Article Three or the method of computing the payments under the Royalty Interest as set forth in Article Four. Grantee hereby agrees that it will never challenge the right and power of the Grantor to so alter, change, amend or terminate the Prudhoe Bay Unit Agreement, the Prudhoe Bay Unit Operating Agreement, the Leases and any other type of contract conveyance or instrument, recorded or unrecorded, as heretofore or hereafter entered into, as to all or any part of the Subject Interests, upon such terms and provisions as Grantor shall in its sole discretion determine, but nothing in this Section 6.2 shall be construed to release Grantor from its indemnity obligation to Grantee as set forth in the first sentence of this Section 6.2 and in other provisions of this Conveyance or to deny Grantee any of the benefits to which it is entitled under this Conveyance or at law or in equity.

                         ARTICLE SEVEN

                 OPERATION OF SUBJECT INTERESTS

   Section 7.1 Prudent Operator Standard. Grantor agrees, to the extent it has the legal right to do so under the Prudhoe Bay Unit Agreement, the Prudhoe Bay Unit Operating Agreement, the Leases and applicable law affecting or pertaining to the Subject Interests, that it will conduct and carry on the development, exploration, production, maintenance and operation of the Subject Interests with reasonable and prudent business judgment, in accordance with the provisions of this Article Seven and good oil and gas field practices, as a reasonable and prudent operator, and without regard to the existence of the Royalty Interest or any other royalty, overriding royalty, or other interest created subsequent to the Effective Date (the "Prudent Standard"). However, nothing contained in this Section 7.1 shall be deemed to prevent or restrict Grantor from electing not to participate in any operation which is to be conducted under the terms of either the Prudhoe Bay Unit Agreement or the Prudhoe Bay Unit Operating Agreement if such election is made by Grantor in accordance with the Prudent Standard. Grantor shall not be obligated to continue to produce Oil from the Subject Interests in the Prudhoe Bay Unit or to maintain such production at any particular level so long as Grantor acts in accordance with Prudent Standard. Notwithstanding anything elsewhere herein to the contrary, Grantor shall never be liable to Grantee for the manner in which Grantor performs its duties hereunder as long as Grantor has acted in accordance with the Prudent Standard. Grantee shall have no right to operate or direct operations of the Subject Interests.

   Section 7.2 Assurances. (1) Grantor agrees, to the extent it has the legal right to do so under the terms of the Prudhoe Bay Unit Agreement, the Prudhoe Bay Unit Operating Agreement, the Leases and applicable law affecting or pertaining to the Subject Interests, that it will perform all material obligations to be performed by it (including without limitations making timely payment of all costs and expenses chargeable to it pursuant to any applicable agreement to insure that the Royalty Interest is not charged with any portion of any such costs or expenses and that no lien or security Interest is enforced against the Royalty Interest by virtue of any matter arising by through or under Grantor) under all material contracts and agreements applicable to the Subject Interests and the production and transportation to market of Oil (including, without limitation, the Prudhoe Bay Unit Agreement and the Prudhoe Bay Unit Operating Agreement) and will use its best efforts (by taking such action as is available to it by contract, at law, or in equity) to enforce the performance under such contracts and agreements of the other parties thereto.

   (ii) The provisions set forth in this Conveyance that require Grantor to perform certain duties or take certain actions (but subject to the express and implied limitations in this Conveyance) that can only be performed or taken by the operator of the Prudhoe Bay Unit, acting under the direction and supervision of the working interest owners of the Prudhoe Bay Unit, or the operators of facilities or pipelines separate from the Prudhoe Bay Unit, shall be construed to require Grantor to use its best efforts (by taking such action as is available to it by contract (including, without limitation, exercising its right to vote and to initiate proposals), at law or in equity) to cause the operator to perform the duty or to take the action in question. Without limitation of the generality of the foregoing, if the operator elects, pursuant to the applicable operating agreement, to become a nonconsenting party with respect to such duty or action, and if Grantor may cause such duty or action to be performed or taken by becoming a consenting party under the applicable operating agreement, then Grantor shall so elect to become a consenting party unless a reasonable and prudent operator, acting in accordance with good oil and gas field practices and without regard to the existence of the Royalty Interest or any other royalty, overriding royalty or other interest created subsequent to the Effective Date, would refuse to undertake the performance of the duty or the taking of the action in question.

   Section 7.3 Abandonment of Properties. Nothing herein contained shall obligate Grantor to continue to operate any well or maintain in force or attempt to maintain in force any of the Subject Interests when, in Grantor's opinion, formed in accordance with the Prudent Standard, such well or Subject Interest ceases to produce or is not capable of producing oil or gas in paying quantities. The expiration of a Subject Interest in accordance with the terms and conditions applicable thereto shall not be considered to be a voluntary surrender or abandonment thereof.

   Section 7.4 Non-Operating Interest In Minerals. It is the express intent of Grantor and Grantee that the Royalty Interest shall constitute (and this Conveyance shall conclusively be construed for all purposes as creating) a non-operating interest in minerals for all purposes. Without limitation of the generality of the immediately preceding sentence, Grantor and Grantee acknowledge that Grantee has no right or power to participate in the selection of a drilling contractor, to propose the drilling of a well, to determine the timing or sequence of drilling operations, to commence or shut down production, to take over operations or to share in any operating decision whatsoever (including, without limitation, the alteration, change, amendment of termination of the Prudhoe Bay Unit Agreement, the Prudhoe Bay Unit Operating Agreement, the Leases or any other type of contract, conveyance, or instrument, recorded or unrecorded, as heretofore or hereafter entered into, as to all or any part of the Subject Interests hereunder). Grantor and Grantee hereby expressly negate any intent to create (and this Conveyance shall never be construed as creating) a mining or other partnership or joint venture.

                         ARTICLE EIGHT

                     GOVERNMENT REGULATION

   Section 8.1 Government Regulations. All obligations of Grantor hereunder shall be subject to all applicable laws, regulations and rules of the State of Alaska and the United States of America and all other governmental agencies or authorities having jurisdiction in the matter (except those being contested in good faith). Grantor shall be entitled to use its reasonable discretion in making filings, for itself and on behalf of Grantee, with any governmental body, agency, board or commission having jurisdiction, affecting the Subject Interests or the Royalty Interest, provided that any such filings shall be limited to notice required in connection with the grant or transfer of the Royalty Interest.

   Section 8.2 Government Approval. This Conveyance shall not be effective until approved by the Commissioner of the Department of Natural Resources, State of Alaska, or his designee.

                          ARTICLE NINE

                          ASSIGNMENTS

   Section 9.1 Assignment by Grantor. Grantor shall have the right to assign, sell, transfer, convey, mortgage or pledge the Subject Interests, or any part thereof, provided that same is expressly made subject to the Royalty Interest and the terms and provisions of this Conveyance and that a certified copy of the recorded instrument accomplishing same is promptly furnished to Grantee by Grantor. From and after the effective date of any such assignment, sale, transfer or Conveyance by Grantor, the grantee thereunder shall succeed to all the requirements upon and responsibilities of Grantor hereunder as to the interests so acquired by such grantee, and, from and after said effective date, Grantor shall be relieved of such requirements and responsibilities, excepting only for those accrued or due for performance prior to such effective date and except as otherwise provided in Section 9.2. The kind of notice provided herein shall be exclusive, and no other kind, whether actual or constructive, shall be binding on Grantee.

   Section 9.2 Effect of Assignment by Grantor. Notwithstanding any provision of this Conveyance to the contrary, no assignment, sale, transfer, conveyance, mortgage or pledge of the Subject Interests, or any part thereof, shall adversely affect any of Grantee's rights hereunder, including, without limitation, the amount, computation or method of payment of the Royalty Interest, it being the intent of Grantor and Grantee that for the purpose of determining the Royalty Interest payable to Grantee no disposition will be deemed to have been effected during the term of this Conveyance. Should Grantor dispose of its interest in the Subject Interests as to some of the Subject Interests, or as to some part thereof, then, effective as of the date of such disposition, BP Exploration (Alaska) Inc. shall automatically be designated by all owners of the Subject Interests as their agent, throughout the term of this Conveyance, (i) to make all designations that Grantor is entitled to make pursuant to Section 4.3, (ii) to obtain all information and take such other steps as may be necessary to permit the Independent Petroleum Engineers and the Independent Accountants and Grantor to perform their respective obligations and duties under this Conveyance (including, without limitation, the calculations to be made pursuant to Article Three and Article
Four) and (iii) to make all payments and to deliver and receive all communications on behalf of Grantor, it being agreed that during such time, if any, that the Subject Interests are owned by more than one Person, Grantee shall never be obligated without its consent to receive payments from or to deliver or receive communications under this Conveyance from or to any Grantor other than BP Exploration (Alaska) Inc.; provided, however, that BP Exploration (Alaska) Inc. shall be released from its obligations under this Conveyance upon the sale or transfer by it of all or substantially all of the Subject Interests, if the transferee is of Equivalent Financial Standing and unconditionally agrees to assume and be bound by all of BP Exploration (Alaska) Inc.'s obligations under this Conveyance in a writing in form and substance reasonably satisfactory to Grantee.

   Section 9.3 Assignment by Grantee. Grantee has the right to assign the Royalty Interest in whole or in part. No such assignment will affect the method of computing the Royalty Interest, and if more than one Person becomes entitled to participate in the Royalty Interest, Grantor may withhold from such other Person payments to which such Person would otherwise be entitled hereunder and the furnishing of any data or information which Grantor is required by the terms hereof to furnish Grantee until Grantor is furnished a recordable instrument executed by or binding upon all Persons interested in the Royalty Interest designating one Person who is to receive such payments, data and information.

   Section 9.4 Change In Ownership. No change of ownership or right to receive payment of the Royalty Interest, or of any part thereof, however accomplished, shall be binding upon Grantor until notice thereof shall have been furnished by the Person claiming the benefit thereof, and then only with respect to payments thereafter made. Notice of sale or assignment shall consist of a certified copy of the recorded instrument accomplishing the same; notice of change of ownership or right to receive payment accomplished in any other manner (for example by reason of incapacity, death or dissolution) shall consist of certified copies of such documents and complete proceedings as are legally binding and conclusive of the rights of all parties. Until such notice shall have been furnished to Grantor as above provided, the payment or tender of all sums payable on the Royalty Interest may be made in the manner provided herein precisely as if no such change in interest or ownership or right to receive payment had occurred. The kind of notice herein provided shall be exclusive, and no other kind, whether actual or constructive, shall be binding on Grantor.

   Section 9.5 Rights of Mortgagee or Trustee. If Grantee shall at any time execute a mortgage or deed of trust covering all or part of the Royalty Interest, subject to the notice provisions of Section 9.4, the mortgagee(s) or trustee(s) therein named or the holder of any obligation secured thereby shall be entitled, to the extent such mortgage or deed of trust so provides, to exercise all the rights, remedies, powers and privileges conferred upon Grantee by the terms of this Conveyance, but the provisions of this Section
9.5 shall in no way be deemed or construed to impose upon Grantor any obligation or liability undertaken by Grantee under such mortgage or deed of trust or under the obligation secured thereby.

                          ARTICLE TEN

                         MISCELLANEOUS

   Section 10.1 Proportionate Reduction. In the event of failure or deficiency in title of the State of Alaska to any of the Lands which affects any of the Subject Interests, or any modification of the Subject Interests as provided in Article Six, the portion of the Royalty Production from such affected or modified Subject Interests out of which the Royalty Interest attributable to such Subject Interests shall be payable shall be reduced in the same proportion that such Subject Interests are reduced, but such failure or deficiency in title shall not affect the definition of Royalty Production as set forth in Article One or the method of paying the Royalty Interest as set forth in Article Three or the method of computing the payments to be made under the Royalty Interest as act forth in Article Four.

   Section 10.2 Term. Subject to the limitations stated herein, this Conveyance shall remain in force so long as any of the Subject Interests are in effect, provided, however, that all warranties and indemnities set forth in this Conveyance shall survive for the maximum period permitted by law.

   Section 10.3 Further Assurances. Should any additional instrument of assignment or conveyance be required to describe more specifically any interests subject hereto or to vest in any Person to whom Grantee assigns the Royalty Interest in whole or in part the benefit of all covenants, representations, warranties and indemnities made by Grantor to or for the benefit of Grantee pursuant to this Conveyance, Grantor agrees to execute and deliver the same. Also, if any other or additional instruments are required in connection with the transfer of interests in the Leases to comply with applicable law, regulations, the Prudhoe Bay Unit Agreement, the Prudhoe Bay Unit Operating Agreement or any other applicable agreements, Grantor will execute and deliver the same.

   Section 10.4 Notices. Any notice, request, demand, report, statement or other instrument which may be required or permitted to be given to any party hereto or other Person succeeding to any interest of a party hereto shall be deemed sufficiently given if in writing and delivered to such party or Person or to an officer of such party or Person or deposited in the United States mail in a sealed envelope, first class mail, with postage prepaid, addressed to such party or Person at its or his address stated in this Conveyance, or at such other address as the party or Person to be addressed shall have designated by written notice to each such party or Person. Each party's proper address shall be deemed to be that set forth herein below until such party gives to the other party, in the manner above prescribed, notice of a new address, after which such new address shall be deemed the proper address until changed in like manner. Notice shall be deemed given when actually received by the party or Person to which such notice was intended.

   Grantor:   BP Exploration (Alaska) Inc.
              P.O. Box 196612
              900 East Benson Boulevard
              Anchorage, Alaska 99519-6612


   Grantee:   The Standard Oil Company
              200 Public Square
              Cleveland, Ohio 44114-2375

   Section 10.5 Covenants and Warranties with Respect to Participating Interest and Net Profits Royalty Interest. Grantor hereby covenants and warrants that its Oil Rim Area Participation as of the Effective Date is 50.6848339% and its Gas Cap Area Participation as of the Effective Date is 13.8398950%, that as of the Effective Date its Oil Rim Area Participation and its Gas Cap Area Participation is subject only to the Net Profits Royalty Interest (exclusive of the Lower Lower Net Profits Royalty Interest) and that such interests are subject to change or adjustment only as provided herein or as may be provided under the terms of the Prudhoe Bay Unit Operating Agreement and the Prudhoe Bay Unit Agreement, including, without limitation, any adjustments which might result from the final redetermination of hydrocarbon pore volume as provided in Article 37 of the Prudhoe Bay Unit Operating Agreement. Grantor further covenants that if the existence of the Net Profits Royalty Interest or the making of any payments under the Net Profits Royalty Interest results in a decrease in any payment to Grantee under the Royalty Interest, Grantor shall and hereby agrees to pay Grantee, in addition to and independent of payments required to be made to Grantee under the Royalty Interest, the amount of any such decrease, together with interest thereon in an amount equal to the product of (i) the amount of such decrease, (ii) the Interest Rate, and (iii) a fraction, the numerator of which is the number of days from the date of such decrease until the date of payment to Grantee of the amount owing pursuant to this Section 10.5 and the denominator of which is 360 days, together with such other damages (but not including interest) to which Grantee may be entitled under this Conveyance, or at law or in equity, it being the express intent of Grantor and Grantee that Grantee is not to be prejudiced in any way by the existence of or the making of any payments under the Net Profits Royalty Interest.

   Section 10.6 Other Covenants. Grantor hereby covenants and warrants that it is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, is qualified to transact business and is in good standing in the State of Alaska and is qualified with the Alaska Department of Natural Resources to hold interests in state oil and gas leases; that it has the legal right and authority to bargain, grant, sell, convey, transfer, assign, set over and deliver the Royalty Interest to Grantee and that it has the legal right and authority to execute, deliver and perform this Conveyance; that the execution, delivery and performance of this Conveyance by it (i) does not require the consent of any other Person except as set forth in
Section 8.2; (ii) does not require any action by or filing with any governmental body, agency, or official that has not been accomplished, other than the filings which are required under the terms of the Leases and the terms of applicable statutes of the State of Alaska and the administrative regulations of the Alaska Department of Natural Resources, which filings will be promptly made upon execution of this Conveyance; and, (iii) will not violate or conflict with any law, statute, regulation, agreement, judgment, injunction, order, decree or other instrument to which Grantor is subject or is party or by which Grantor or the Leases or the Subject Interests are bound and that this Conveyance is a valid and binding agreement of Grantor, enforceable against Grantor in accordance with its terms. Grantor hereby binds itself and its successors and assigns to forever defend the title to the Royalty Interest unto Grantee and its successors and assigns against every Person claiming the same or any part thereof by, through or under Grantor, but not otherwise. This Conveyance is made with full substitution and subrogation of Grantee in and to all covenants, representations and warranties by others heretofore given or made in respect of the Leases or the Subject Interests.

   Section 10.7 Binding Effect. This Conveyance and all of the rights and obligations hereunder (including, without limitation, those arising out of the covenants, representations, warranties and indemnities made by Grantor to or for benefit of Grantee pursuant to this Conveyance) shall bind and inure to the benefit of the successors and assigns of Grantor and Grantee.

   Section 10.8 Headings for Convenience. The headings used in this Conveyance are inserted for convenience only and shall be disregarded in construing this Conveyance.

   Section 10.9 Counterparts. This Conveyance may be executed in several original counterparts. Each such counterpart shall for all purposes be deemed
an original, and all such   counterparts shall constitute but one and the same
Conveyance.

   Section 10.10 Interest Affecting Real Property. The Royalty Interest created and transferred by this Conveyance is an interest affecting real property within the meaning of AS 40.17.110(b)(59). The parties intend that the covenants contained in this Conveyance run with and burden the Lands and the Subject Interests to the maximum extent possible under applicable law.

   Section 10.11 Waiver; Estoppel. The failure of Grantor or Grantee to insist upon strict performance of any provision of this Conveyance shall not constitute a waiver of or estoppel against asserting the right to require such performance in the future, nor shall a waiver or estoppel in any one instance constitute a waiver or estoppel with respect to a later breach of a similar nature or otherwise.

   Section 10.12 Right to Information. The Standard Oil Company shall remain entitled throughout the term of this Conveyance to receive from Grantor a copy of all information that is furnished to Grantee by Grantor, irrespective of the assignment by The Standard Oil Company of the Royalty Interest in whole to any other Person.

   Section 10.13 Indemnification. Grantor hereby agrees to indemnify and save harmless Grantee from and against any expense (including, without limitation, the expense of suit and attorneys' fees), claim, damage, loss or liability incurred by Grantee as a result of or arising out of the breach by Grantor of any of its representations, warranties or covenants set forth in this Conveyance.

   Section 10.14 Independent Payments. All payments to which Grantee is entitled by reason of the indemnities set forth in this Conveyance by Grantor to Grantee or by reason of any breach by Grantor of its representations, warranties or covenants shall be in addition to and independent of all payments required to be made to Grantee under the Royalty Interest.

   Section 10.15 Governing Law. The validity, effect and construction of this Conveyance shall be governed by the laws of the State of Alaska.

   Section 10.16 Amendment. This Conveyance may not be amended, altered or modified except pursuant to a written Instrument executed by Grantor and Grantee.

   IN WITNESS WHEREOF, the parties hereto have caused this Conveyance to be duly executed as of the day and year first written.


                                 GRANTOR:
[SEAL]

Attest:                          BP Exploration (Alaska) Inc.


/s/ John A. Reeder               By /s/ G.N. Nelson
---------------------------         --------------------------
Assistant Secretary                 G.N. Nelson, President


                                 GRANTEE:
[SEAL]

Attest:                          The Standard Oil Company


/s/ J.M. Cesarik                 By /s/ James H. Ross
---------------------------         --------------------------


                         ACKNOWLEDGMENT


STATE OF ALASKA         )
                        ) ss
THIRD JUDICIAL DISTRICT )

   Before me, a notary public, in and for the State of Alaska, personally appeared G.N. Nelson, known to me to be the person who, as President of BP Exploration (Alaska) Inc., the corporation which executed the foregoing instrument, signed the same, and acknowledged to me that he did so sign said instrument in the name and upon behalf of said corporation as such officer; that the same is his free act and deed as such officer, and the free and corporate act and deed of said corporation; that he was duly authorized thereunto by its board of directors; and that the seal affixed to said instrument is the corporation seal of said corporation. In testimony whereof, I have hereunto subscribed my name, and affixed my official seal, at Anchorage, Alaska, this 20th day of February, 1989.


[SEAL]                      /s/ Keri L. Hopkins
                            -------------------------------
                            Notary Public in and for Alaska

                            My Commission Expires: 1-14-93

STATE OF OHIO       )
                    )  ss
COUNTY OF CUYAHOGA  )

   Before me, a notary public, in and for said county, personally appeared James H. Ross and J.M. Cesarik, known to me to be the persons who, as Chairman and Chief Executive Officer and Corporate Secretary, respectively, of The Standard Oil Company, the corporation which executed the foregoing instrument, signed the same, and acknowledged to me that they did so sign said instrument in the name and upon behalf of said corporation as such officers, respectively; that the same is their free act and deed as such officers, respectively, and the free and corporate act and deed of said corporation; that they were duly authorized thereunto by its board of directors; and that the seal affixed to said instrument is the corporation seal of said corporation. In testimony whereof, I have hereunto subscribed my name, and affixed my official seal, at Cleveland, Ohio this 15th day of February, 1989.

[SEAL]                      /s/ JoAnn Motuza
                            ---------------------------------
                            Notary Public in and for Ohio

                            My Commission Expires:

                                  JoANN MOTUZA
                          Notary Public, State of Ohio
                           Recorded in Cuyahoga County
                            My Comm. Expires 9-14-92

                           EXHIBIT A

                 OVERRIDING ROYALTY CONVEYANCE

                        STATE OF ALASKA




                                               Grantor's   Recorded
PBU        Lease          Lands                Working     Book/
Tract      Serial No.     Description          Interest    Page*

16         ADL-25637      Secs. 13,24           50%        42/609
                          T12N-R10E, UM

47         ADL-28260      Secs. 1,2,11,12      100%**      52/40
                          T11N-R13E, UM

25         ADL-28277      Secs. 26,35,36       100%**      52/44
                          T12N-R13E, UM

24         ADL-28278      Secs. 27,28,33,34    100%**      52/50
                          T12N-R13E, UM

23         ADL-28279      Secs. 29,30,31,32    100%**      52/56
                          T12N-R13E, UM

44         ADL-28280      Secs. 1,2,11,12      100%**      52/62
                          T11N-R13E, UM

45         ADL-28281      Secs. 3,4,9,10       100%**      52/68
                          T11N-R13E, UM

46         ADL-28282      Secs. 5,6,7,8        100%**      52/74
                          T11N-R13E, UM

57         ADL-28283      Secs. 17,18,19,20    100%**      52/80
                          T11N-R13E, UM

58         ADL-28284      Secs. 15,16,21,22    100%**      52/86
                          T11N-R13E, UM

59         ADL-28285      Secs. 13,14,23,24    100%**      52/92
                          T11N-R13E, UM

76         ADL-28286      Secs. 25,26,35,36    100%**      52/98
                          T11N-R13E, UM                    29/178

77         ADL-28287      Secs. 27,28,33,34    100%**      47/235
                          T11N-R13E, UM

60         ADL-28305      Secs. 17,18,19,20    100%**      47/223
                          T11N-R14E, UM

74         ADL-28309      Secs. 27,28,33,34    100%**      42/336
                          T11N-R14E, UM

75         ADL-28310      Secs. 29,30,31,32    100%**      47/241
                          T11N-R14E, UM

90         ADL-28311      Secs. 1,2,11,12      100%**      47/229
                          T10N-R14E, UM

89         ADL-28312      Secs. 3,4,9,10       100%**      52/104
                          T10N-R14E, UM

101        ADL-28315      Secs. 13,14,23,24    100%**      52/110
                          T10N-R14E, UM

38         ADL-28320      Secs. 1,2,11,12      100%**      47/199
                          T11N-R15E, UM

100        ADL-28330      Secs. 17,18,19,20    100%**      52/116
                          T10N-R15E, UM

99         ADL-28331      Secs. 15,16,21,22    100%**      52/122
                          T10N-R15E, UM

110        ADL-28333      Secs. 25,26,35,36    100%**      42/341
                          T10N-R15E, UM

108        ADL-28335      Secs. 29,30,31,32    100%**      52/128
                          T10N-R15E, UM

66         ADL-28339      Secs. 17,18,19       100%**      47/193
                          T11N-R16E, UM

69         ADL-28343      Secs. 30,31,32       100%**      42/356
                          T11N-R16E, UM

111        ADL-28349      Secs. 29,30,31       100%**      42/370
                          T10N-R16E, UM

31         ADL-34630      Secs. 25,26,35,36    100%**      47/205
                          T12N-R15E, UM

* All book and page references are to the lease records of the Noatak-Kobuk Recording District, except: (i) Lease ADL 25637 is recorded in the Miscellaneous Records of the Fairbanks Recording District; and (ii) Lease ADL 28286 is recorded both in the Lease Records of the Noatak-Kobuk Recording District (Book 52/page 98) and the Lease Records of the Fairbanks Recording District (Book 29/page 178).

** The interest of BP Exploration (Alaska) Inc. in these leases is subject to the Net Profits Royalty Interest (excluding the Lower Net Profits Royalty Interest).